Goldman Sachs Bank Europe SE | Marienturm | Taunusanlage 9-10 | 60329 Frankfurt am Main Tel: +49 (0)69 7 532-1000 Registered in Germany HRB 91313 | Registered Office As Above

A credit institution incorporated in Germany and, within the Single Supervisory Mechanism, subject to direct prudential supervision by the European Central Bank and in other respects by BaFin and Deutsche Bundesbank
Opening Transaction
To:	CMA CGM S.A.
A/C:	035385319
From:	Goldman Sachs Bank Europe SE
Re:	Variable Price Forward Sale Transaction
Ref. No:	[Insert Reference Number]
Date:	May 25, 2022
Dear Sir(s):
The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman Sachs Bank Europe SE (“GS”) and CMA CGM S.A.  (“Counterparty”).
1. This Confirmation is subject to, and incorporates, the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc.  This Confirmation evidences a complete and binding agreement between GS and Counterparty as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
This Confirmation supplements, forms a part of, and is subject to, an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if GS and Counterparty executed the Agreement on the date of this Confirmation (but without any Schedule except for (i) the election that “Multiple Transaction Payment Netting” shall apply for the purpose of Section 2(c), (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply, provided that the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), to GS, with a “Threshold Amount” of USD 3% of stockholder’s equity of GS’s ultimate parent as of the date hereof, and Counterparty, with a “Threshold Amount” of USD 125,000,000, (iii) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of GS’s banking business and (vi) the following language added to the end of Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).
The Transaction shall be the sole Transaction under the Agreement.  If there exists any ISDA Master Agreement between GS and Counterparty or any confirmation or other agreement between GS and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between GS and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which GS and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained in, or incorporated by reference to, the Agreement shall govern this Confirmation except as expressly modified below.
In the event of any inconsistency between the Agreement, this Confirmation and the Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the 2006 Definitions; and (iv) the Agreement.
2. For purposes of the Equity Definitions, this Transaction will be deemed to be a Share Forward Transaction. Set forth below are the terms and conditions which shall govern the Transaction:
General Terms:
Trade Date:	May 25, 2022
Seller:	Counterparty
Buyer:	GS
Shares:	Class A common shares, par value $0.01 per share, of the Issuer (Ticker: GSL)
Issuer:	Global Ship Lease, Inc.
Number of Shares:	3,051,587
Initial Share Sale:
On or prior to the Initial Share Settlement Date, Counterparty shall sell, convey, transfer, assign and deliver to GS a number of Shares equal to the Number of Shares (the “Purchased Shares”).  The parties agree and acknowledge that GS shall not be obligated to make any payment to Counterparty on the Initial Share Settlement Date in respect of the delivery of the Purchased Shares to GS, and that GS’s obligation to pay the Forward Cash Settlement Amount to Counterparty on the Final Settlement Date shall constitute good and valuable consideration for such purchase and sale of the Purchased Shares on the Initial Share Settlement Date.

Counterparty shall be deemed to represent to GS on the Initial Share Settlement Date and any other day on which Shares are delivered to GS by Counterparty that all of the representations set forth in Section 9.11 of the Equity Definitions shall be true and correct with respect to the delivery of Purchased Shares to GS other than with respect to any Permitted Transfer Restrictions (as defined below).  Without limiting the generality of the foregoing, the Purchased Shares shall be delivered to GS in book-entry form (which are registered in the name of The Depository Trust Company’s (the “DTC”) nominee, maintained in the form of book entries on the books of DTC and allowed to be settled through DTC’s regular book-entry settlement services) without any restrictive legend.

Initial Share Settlement Date:	May 27, 2022
Permitted Transfer Restrictions:
Transfer restrictions on the Purchased Shares on account of the fact that Counterparty is an “affiliate” of Issuer within the meaning of Rule 144 (“Rule 144”) under the U.S. Securities Act of 1933, as amended (“Securities Act”) and on account of the fact that the Purchased Shares are “restricted securities” within the meaning of Rule 144, with a holding period for purposes of Rule 144(d) that began no later than one year prior to the Trade Date.

Early Unwind:
If Counterparty has been unable to deliver the full number of Purchased Shares by 4:00 P.M. (New York City time) on the Initial Share Settlement Date, Counterparty shall deliver the remaining Purchased Shares by 4:00 P.M. (New York City time) on the fourth Exchange Business Day after the Initial Share Settlement Date (the “Initial Delivery Longstop Deadline”).  If fewer than all of the Purchased Shares have been delivered to GS by the Initial Delivery Longstop Deadline, the Transaction shall automatically terminate as of such time with respect to the Purchased Shares that have not been delivered by the Initial Delivery Longstop Deadline (such terminated portion of the Transaction, the “Terminated Portion”) and the Calculation Agent shall adjust the Number of Shares and any other relevant terms accordingly.  Notwithstanding anything to the contrary in this Confirmation, (a) the Calculation Period Start Date shall be postponed to the later of (i) the date on which Counterparty has delivered all of the Purchased Shares to GS and (ii) the date of termination, if any, of a partially Terminated Portion; and (b) if the Calculation Period Start Date is postponed under clause (a), then the Scheduled Valuation Date and the First Acceleration Date shall each be postponed by the same number of days as the Calculation Period Start Date.  Upon any termination under this paragraph, the Terminated Portion and all of the respective rights and obligations of GS and Counterparty hereunder with respect to the Terminated Portion shall be cancelled and terminated.  Following such termination and cancellation, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Terminated Portion either prior to or after the Initial Share Settlement Date.  GS and Counterparty represent and acknowledge to the other that upon the occurrence of the termination contemplated by this paragraph all obligations with respect to the Terminated Portion shall be deemed fully and finally discharged.

Prepayment:	Not Applicable
Variable Obligation:	Not Applicable
Forward Price:	The arithmetic average of the VWAP Prices for the Valid Days in the Calculation Period, subject to “Valuation Disruption” below.
Premium Amount:	As specified in Annex A
VWAP Price:
For any Exchange Business Day, the per Share volume-weighted average price for the regular trading session (without regard to pre-open or after hours trading outside of such regular trading session) as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GSL US <Equity> AQR” (or any successor thereto) at 4:15 P.M. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day or, if such volume-weighted average price is unavailable for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method.

Settlement Currency:	USD

Exchange:	The New York Stock Exchange
Related Exchange:	All Exchanges

Valuation:
Valuation Time:	As provided in Section 6.1 of the Equity Definitions
Valuation Date:
The Scheduled Valuation Date; provided that GS shall have the right to designate any Scheduled Trading Day on or after the First Acceleration Date to be the Valuation Date (the “Accelerated Valuation Date”) by delivering notice to Counterparty of any such designation prior to 11:59 P.M. New York City time on the Exchange Business Day immediately following the designated Accelerated Valuation Date.

Calculation Period:	The period from and including the Calculation Period Start Date to and including the Valuation Date.
Calculation Period Start Date:	As specified in Annex A
Scheduled Valuation Date:	As specified in Annex A
First Acceleration Date:	As specified in Annex A
Valuation Disruption:
Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Valuation Date.  If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Valid Days during the Calculation Period shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.  Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period and each of the nine immediately following Scheduled Trading Days  is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be either (x) a Potential Adjustment Event or (y) an Additional Termination Event, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Valid Day:	Each Exchange Business Day during the Calculation Period.

Settlement Terms:
Cash Settlement:	Applicable; provided that notwithstanding Section 8.4(a) of the Equity Definitions, GS shall pay to Counterparty an amount equal to the Forward Cash Settlement Amount on the Final Settlement Date.
Forward Cash Settlement Amount:	An amount determined by the Calculation Agent equal to the product of (i)(A) the Forward Price plus (B) the Premium Amount and (ii) the Number of Shares as of the Final Settlement Date.
Final Settlement Date:
In the case of an Acceleration Valuation Date, the date that is one Settlement Cycle immediately following the date on which GS delivers the notice described in “Valuation Date”, and in the case of the Scheduled Valuation Date, the date that is one Settlement Cycle after the Valuation Date.

Share Adjustments:
Potential Adjustment Event:
In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute an additional Potential Adjustment Event if (x) the Scheduled Valuation Date is postponed pursuant to “Valuation Disruption” above, (y) a Regulatory Disruption as described in Section 8 occurs or (z) a Disruption Event occurs.

Method of Adjustment:
Calculation Agent Adjustment; provided, however, that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii); and provided further that, notwithstanding anything to the contrary in the Equity Definitions, adjustments may be made in respect of any Potential Adjustment Event to account for changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Share or the Transaction.

Extraordinary Events:
New Shares:
In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in subsection (i) shall be deleted in its entirety and replaced with: “publicly quoted, traded or listed on any of the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or their respective successors)”.

Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Modified Calculation Agent Adjustment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment
Tender Offer	Applicable

Consequences of Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Modified Calculation Agent Adjustment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment
Composition of Combined Consideration:	Not Applicable.
Consequences of Announcement Events:
Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the word “shall” in the second line shall be replaced with “may (acting in a reasonable and commercial manner)” and (z) for the avoidance of doubt, the Calculation Agent may determine (acting in a reasonable and commercial manner) whether the relevant Announcement Event has had an economic effect on the Transaction (and, if so, adjust the terms of such Transaction accordingly) on one or more occasions on or after the date of the Announcement Event it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event.  An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:
(i) The public announcement by any entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 15% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by any entity of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by any entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent.  For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded.

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or their respective successors) (and if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange).

Additional Disruption Events:
(i) Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof and (iv) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.  Except as set forth above or in Section 12.8 of the Equity Definitions or in Section 6(e) of the Agreement, Counterparty and GS agree that Counterparty shall not be liable for any economic risks, costs and expenses relating to any hedging or market activities in Issuer’s securities or the unwinding of GS’s hedging activities in respect of the Transaction, and the Forward Price shall be determined as set forth above in this Section 2.

(ii) Failure to Deliver:	Not Applicable
(iii) Insolvency Filing:
Applicable; provided that the definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended by deleting the clause “provided that proceedings instituted or petitions prevented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end thereof and replacing it with the following:  “or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen days of the institution or presentation thereof.

Determining Party:	For all Extraordinary Events, GS
Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities	Applicable
Additional Acknowledgements:	Applicable
Transfer:
Notwithstanding anything to the contrary in the Agreement, GS may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS under the Transaction, in whole or in part, to an affiliate of GS whose obligations are guaranteed by The Goldman Sachs Group, Inc. without the consent (but with the prior notice to ) of Counterparty to the extent such transfer (i) is not made to an entity located in a non-cooperative jurisdiction as defined under article 238-0 A of the French Tax code and (ii) does not result in Counterparty being required to pay to the transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of this Agreement larger than the amount in respect of which Counterparty would have been required to pay to GS in the absence of such transfer and (B) the transferee will not, as a result of such transfer, be required to withhold or deduct on account of an Indemnifiable Tax under Section 2(d)(i)(4) amounts in excess of that which GS would have been required to so withhold or deduct unless the transferee would be required to make additional payments pursuant to Section 2(d)(i)(4) corresponding to such excess.

Counterparty Payment Instructions:	To be provided by Counterparty
Account for Delivery of Shares to Counterparty:	To be provided by Counterparty
GS Payment Instructions:	To be provided by GS

Account for Delivery of Shares to GS:	To be provided by GS
Counterparty’s Contact Details for Purpose of Giving Notice:
CMA CGM S.A.
4, Quai d’Arenc
Marseille Cedex 02 13235, France
Attention: Chief Financial Officer and General Counsel

A copy by email must be sent to each of the following:

HO.MSIRAT@cma-cgm.com
HO.GHECKETSWEILER@cma-cgm.com

GS’s Contact Details for purpose of Giving Notice:
Goldman Sachs Bank Europe SE
Marienturm
Taunusanlage 9-10
D-60329 Frankfurt am Main

A copy by email must be sent to each of the following:

sebastian.plassmann@gs.com
alessandro.guicciardi@gs.com
andreas.ziehme@gs.com
David.sprake@gs.com
gs-otc-legal-london@gs.com.

3.     Calculation Agent: GS.
4.     Additional Mutual Representations, Warranties and Covenants.  In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:
(a)     It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into this Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
(b)     Each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D of the Securities Act (“Regulation D”), (iii) it will purchase the Transaction for investment and not with a view to the distribution or resale thereof, and (iv) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws.

5.     Additional Representations and Agreements of Counterparty.  In addition to the representations and agreements in the Agreement and those contained herein, Counterparty represents and warrants to, and covenants and agrees with, GS as follows:
(a)     Counterparty is not entering into the Transaction or taking any action hereunder on the basis of, and Counterparty and its Affiliates are not aware of or in possession of, any inside or material non-public information regarding the Shares or the Issuer.  Counterparty is not entering into the Transaction in anticipation of, in connection with, or to facilitate, a distribution of any securities of the Issuer. Counterparty is not entering into the Transaction or taking any action hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of applicable law.
(b)     Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default with respect to Counterparty, a Potential Event of Default with respect to Counterparty, a Termination Event in respect of which it is an Affected Party, or any Potential Adjustment Event or Extraordinary Event, immediately notify GS of its obtaining knowledge of such occurrence.
(c)     None of the transactions contemplated hereby (including, without limitation, (A) any purchases or sales of Shares in connection with GS’s (or any of its affiliates’) hedging or hedge unwind activities with respect to the Transaction and (B) the settlement of the Transaction (whether by Cash Settlement, early termination or otherwise) will violate or conflict with, or result in a breach of, or constitute a default under (whether as a result of its characterization as a derivative product or otherwise) (1) any corporate policy of Issuer or other rules or regulations of Issuer (including, but not limited to, Issuer’s window period policy), any stockholders’ agreement, lockup agreement, registration rights agreement, confidentiality agreement, co-sale agreement or any other agreement binding on Counterparty or affecting Counterparty or any of its assets or (2)(x) the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, (y) any agreement or instrument to which Counterparty is a party or by which Counterparty or any of its properties or assets is bound, or (z) any statute, rule or regulation applicable to, or any order of any court or governmental agency with jurisdiction over, Counterparty or Counterparty’s assets or properties, provided that (i) any representation or warranty under clause (1) or (2) with respect to any agreement to which Counterparty is not a party is made to the best of Counterparty’s knowledge after due inquiry and (ii) with respect to the representations and warranties under clause (1), 2(y) and 2(z), except for such violations, conflicts, breaches or defaults as would not impair or delay the consummation of the Transaction and not limit or impair in any way GS’s hedging activities with respect to this Transaction.  Neither the execution and delivery by Counterparty of this Confirmation, nor the performance by Counterparty of its obligations hereunder in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental authority or any third party, except such as have been obtained, made or given, as required to be made, filed, or given on Form 3, Form 4, Form 5, Schedule 13D or Schedule G or Form 144, or otherwise set forth in this Confirmation.
(d)     During the three months immediately preceding the Trade Date, neither Counterparty nor any affiliate of Counterparty nor any person who would be considered to be the same “person” as Counterparty or “act[ing] in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act) (any such affiliate or other such person, an “Associated Person”) has sold or will, without the written consent of GS, sell or hedge (through swaps, options, short sales or otherwise) any long position in, any Shares, nor has defaulted in an obligation secured by a pledge of any Shares at any time prior to the Trade Date.  Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that GS (or any affiliate of GS) may effect in establishing GS’s initial Hedge Position.  Except as provided herein, Counterparty has not made or arranged for, and will not make or arrange for, any payment to any person in connection with any sales of Shares that GS (or any affiliate of GS) may effect in establishing its initial Hedge Position with respect to the Transaction.  For the purposes of this paragraph, Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares.

(e)     Counterparty is currently in compliance with its reporting obligations under Sections 13 and 16 of the Exchange Act.  Counterparty hereby covenants and agrees with GS that it will continue for the duration of this Transaction to be in compliance with its reporting obligations under applicable securities laws including, but not limited to, the provisions of Rule 144 and Sections 13 and 16 of the Exchange Act (including with respect to this Transaction). Counterparty shall give prior notice to GS of any public filing of or relating to the Transaction and provide GS with a draft of such filing prior to filing thereof, and shall, upon the reasonable request of GS, exercise commercially reasonable efforts to request reasonable assurance that confidential treatment will be accorded to any information therein that GS reasonably considers proprietary or sensitive business information.
(f)     Counterparty has acquired (and not subsequently sold) the Purchased Shares from the Issuer or from an affiliate of the Issuer more than one year prior to the Trade Date and paid the full purchase price when acquiring such Shares.  Counterparty’s holding period in the Purchased Shares for purposes of Rule 144(d) began at least one year prior to the Trade Date.  As of the Trade Date, Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c).
(g)     If Counterparty were to sell on the Trade Date for such Transaction a number of Shares equal to the Number of Shares for such Transaction, such sales would comply with the volume limitations set forth in paragraph (e) of Rule 144.
(h)     Counterparty will not seek to control or influence GS’s or any of its affiliates’ decision to (i) make any purchases or sales of Shares in connection with the Transaction or (ii) enter into any hedging transactions in respect of the Transaction.
(i)     At all times during the term of the Transaction, except with the prior written consent of GS, Counterparty will not, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares or any security convertible into or exchangeable for the Shares.
(j)     Counterparty is a société anonyme organized under the laws of the Republic of France. Counterparty will for the term of the Transaction maintain its place of incorporation and domicile as in effect at the time of entry into of this Confirmation.
(k)     GS is not acting as a fiduciary for or an adviser to Counterparty in respect of the Transaction.
(l)     Counterparty is entering into this Confirmation and the Transaction for its own account and not for the benefit of any third party.
(m)     Counterparty is capable of assessing the merits of and understanding the consequences of the Transaction (on Counterparty’s own behalf or through independent professional advice and has taken independent legal advice in connection with the Transaction), and understands and accepts, the terms, conditions and risks of the Transaction.  Counterparty is acting for its own account, and has made its own independent decision to enter into the Transaction and as to whether the Transaction is appropriate or proper based upon Counterparty’s own judgment and upon advice from such legal, tax, accounting or other advisors as Counterparty has deemed necessary.  Counterparty is not relying on any communication (written or oral) from GS or its affiliates as tax, accounting or legal advice or as a recommendation to enter into the Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered to be tax, legal or accounting advice or a recommendation to enter into the Transaction.  Any tax, legal or accounting advice or opinions of third party advisers which GS has provided to Counterparty in connection with the Transaction has been provided to Counterparty for informational or background purposes only, it is not the basis on which Counterparty enters into the Transaction and will be independently confirmed by Counterparty or Counterparty’s advisors prior to entering into the Transaction.  No communication (written or oral) received from GS will be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(n)     Counterparty is not in a state of stay of payment (cessation des paiements), is not subject to a commencement or petition for the opening by it for itself or by any regulatory or judicial authority, of a prevention procedure or treatment of businesses' difficulties proceedings governed by French law, or any equivalent procedure governed by foreign law with respect to the head office or any of its branches, including (i) commencement of a composition procedure, (ii) commencement of a safeguard procedure, (iii) appointment of an administrator or a similar official (mandataire), (iv) commencement of a reorganization procedure, (v) commencement of a court-ordered winding-up procedure or any equivalent procedure to those referred to in clauses (i) to (v) or (vi) a composition, compromise, assignment or arrangement with any of its creditors by reason of actual or anticipated financial difficulties.
(o)     Each of Counterparty’s filings under the United States and other applicable antitrust or anti-competition laws that are required to be filed have been filed and, to the extent required by any applicable antitrust laws, including the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, Counterparty shall otherwise remain, during the term of the Transaction, in compliance with any filing and other requirements under such antitrust laws.
(p)     Counterparty acknowledges and agrees that (x) the entering into of the Transaction will constitute a “sale” of the Initial Number of Shares thereunder for purposes of Rule 144 and (y) Counterparty or a designee thereof has transmitted or will transmit a Form 144 for filing with the SEC and the Exchange contemporaneously with or prior to the Trade Date, all in the manner contemplated by Rule 144(h), and agrees to provide a draft of such Form 144 to GS, which shall be reasonably acceptable to GS, prior to filing.
(q)     Counterparty is not and, after giving effect to the Transaction contemplated hereby, will not be required to, register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.  During the term of the Transaction hereunder it will not take any action that would cause it to become required to, or otherwise permit Counterparty to become required to, register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(r)     Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.
(s)     Counterparty represents that it has total assets in excess of $100 million and agrees to notify GS immediately should the foregoing cease to be true subsequent to the date hereof.
6.     Counterparty Sales.  Counterparty and its Associated Persons shall not, without the prior written consent of GS, directly or indirectly sell any Shares (including by means of a derivative instrument, regardless of settlement method), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares during the term of the Transaction except through GS.
7.     Rule 10b5-1 Plan.  Counterparty represents, warrants and covenants to GS that:
(a)     Counterparty is entering into this Confirmation and the Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the U.S. federal or applicable securities laws of any state or country and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.  Counterparty acknowledges that it is the intent of the parties that the Transaction complies with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and the Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)     Counterparty will not seek to control or influence GS’s or its affiliates’ decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Transaction, including, without limitation, GS’s decision to enter into any hedging transactions.  Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1.
(c)     Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c).  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding the Issuer or the Shares.
8.     Regulatory Disruption.  In the event that GS concludes, in its sole discretion but acting in a reasonable and commercial manner, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS or its affiliates), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Calculation Period, GS may elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days ( a “Regulatory Disruption”). For the avoidance of doubt, any failure by the Issuer to comply with the reporting requirements contained in Rule 144(c) shall constitute a Regulatory Disruption at the election of GS.
9.     Extension of Valuation or Settlement.  GS may postpone the Scheduled Valuation Date, Valuation Date or Final Settlement Date or any other date or period of valuation or payment by GS (in which event the Calculation Agent shall make appropriate adjustments to the terms of the Transaction), if GS determines, in its reasonable discretion, that such postponement is necessary or advisable to preserve GS’s hedging or hedge unwind activity in connection with the Transaction in light of existing liquidity conditions in the relevant market or to enable GS to effect sales or purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to GS.
10.     Excess Ownership Termination. If at any time at which the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition, an “Excess Ownership Position”), GS is unable after using its commercially reasonable efforts to effect a transfer or assignment hereunder of the Transaction to a third party on pricing terms reasonably acceptable to GS and within a time period reasonably acceptable to GS such that no Excess Ownership Position exists, then GS may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that GS so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion, (ii) Counterparty were the sole Affected Party with respect to such partial termination and (iii) the Terminated Portion were the sole Affected Transaction.  The “Share Amount” as of any day is the number of Shares that GS and any person whose ownership position would be aggregated with that of GS (GS or any such person, a “GS Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by GS in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (1) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a GS Person, or could result in an adverse effect on a GS Person, under any Applicable Restriction, as determined by GS in its reasonable discretion, minus (2) 1% of the number of Shares outstanding.

11.     Calculations and Payment Date upon Early Termination.  Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.
12.     Acknowledgments.
(a)     The parties hereto intend for:
(i)     the Transaction to be a “securities contract” as defined in Section 741(7) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;
(ii)     the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;
(iii)     a party’s right to liquidate, terminate or accelerate the Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies under the Agreement or other applicable law upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of the Transaction to constitute a “contractual right” (as used in the Bankruptcy Code); and
(iv)     all payments for, under or in connection with the Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Initial Purchase Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).
(b)     Counterparty acknowledges that:
(i)     during the term of the Transaction, GS and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;
(ii)     GS and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to the Transaction, including acting as agent or as principal and for its own account or on behalf of customers;
(iii)     GS shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the VWAP Price;
(iv)     any market activities of GS and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the VWAP Price, each in a manner that may be adverse to Counterparty; and
(v)     the Transaction is a derivatives transaction; GS may purchase or sell Shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the Transaction.

(c)     Counterparty:
(i)     is an “institutional account” as defined in Rule 4512(c) promulgated by the U.S. Financial Industry Regulatory Authority;
(ii)     is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of GS or its associated persons, unless it has otherwise notified GS in writing; and
(iii)     will notify GS if any of the statements contained in clause (i) or (ii) of this Section 12(c) ceases to be true.
(d)     The parties intend for this Confirmation to constitute a “contract” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan. L. Beller to Michael Hyatte of the staff of the SEC (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999 and the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (collectively, the “Interpretive Letters”). Accordingly, Counterparty agrees that any Shares that it delivers to GS hereunder will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof, shall be effected through the facilities of, the Clearance System. Counterparty believes in good faith, based on advice of its counsel, that each Transaction contemplated hereby is consistent in all material respects with the Interpretive Letters.
13.     Tax.
(a)     Withholding Tax imposed on payments to non-US counterparties under the United States Foreign      Account Tax Compliance Act.
“Tax” as used in Part 2(a) of this Schedule (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a "FATCA Withholding Tax"). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.
(b)     2015 Section 871(m) Protocol
GS is adherent to the 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015, as may be amended or modified from time to time (the “2015 Section 871(m) Protocol”). In the event that Counterparty is not an adherent to the 2015 Section 871(m) Protocol, GS and Counterparty hereby agree that this Agreement shall be treated as a Covered Master Agreement (as that term is defined in the 2015 Section 871(m) Protocol) and this Agreement shall be deemed to have been amended in accordance with the modifications specified in the Attachment to the 2015 Section 871(m) Protocol.
(c)     For the purpose of Sections 4(a)(i) and (ii) of this Agreement: United States Internal Revenue Service Form
GS will deliver a correct, complete and executed United States Internal Revenue Service Form W-8IMY (with all parts fully completed), or any successor form, and Counterparty will deliver a correct, complete and executed United States Internal Revenue Service Form W-8BEN-E (with all parts fully completed), or any successor form, in each case (i) on a date which is before the first Trade Date, and every three years thereafter, (ii) promptly upon reasonable demand by the other party, and (iii) promptly upon learning that any such form previously provided by GS or Counterparty, as applicable, has become obsolete, incorrect, or ineffective.

(d)     Tax Representations. For the purpose of Section 3(f) of this Agreement, GS makes the following representation:
It is (i) a “non-U.S. branch of a foreign person” as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations and (ii) a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations.
14.     [Reserved].
15.     Non-Confidentiality.  The parties hereby agree that (i) effective from the date of commencement of discussions concerning any Transaction hereunder, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind, including opinions or other tax analyses, provided by GS and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of GS or its affiliates, agents or advisers , or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, in each case, unless such disclosure is required by applicable law, regulation (including any rule or regulation of any self-regulatory organization or national securities exchange) or legal process, and (ii) GS does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.
16.     Third Party Rights.  This Confirmation is not intended and shall not be construed to create any rights in any person other than Counterparty, GS and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder.  Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.  All the covenants and agreements herein contained by or on behalf of Counterparty and GS shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.
17.     Waiver of Rights.  Any provision of this Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.
18.     Governing Law.  The Agreement, this Confirmation and any non-contractual obligations arising out of or connected with it, shall be governed by, and constructed in accordance with, the laws of the State of New York.
19.     Offices.
(a)     The Office of GS for the Transaction is:  As set forth on the cover of this Confirmation.
(b)     The Office of Counterparty for the Transaction is:  Inapplicable. Counterparty is not a Multibranch Party.
20.     Submission to Jurisdiction. Section 13(b) of the Agreement is amended by deleting the phrase “non-” from the second line of clause (b)(i) thereof.
21.     Waiver of Jury Trial.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS CONFIRMATION, THE TRANSACTIONS HEREUNDER AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS CONFIRMATION AND THE TRANSACTIONS HEREUNDER.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

22.     Counterparts.  This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., DocuSign and AdobeSign (any such signature, an “Electronic Signature”)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Confirmation or in any other certificate, agreement or document related to this Confirmation shall include any Electronic Signature, except to the extent electronic notices are expressly prohibited under this Confirmation or the Agreement.
23.     QFC Stay Provisions. (i) (A) In the event that GS becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of Dodd-Frank and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from GS of this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation were governed by the laws of the United States or a state of the United States. (B) In the event that GS or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under this Confirmation that may be exercised against GS are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Confirmation were governed by the laws of the United States or a state of the United States.
     (ii)     Notwithstanding anything to the contrary in this Confirmation, the parties expressly acknowledge and agree that: (A) Counterparty shall not be permitted to exercise any Default Right with respect to this Confirmation or any Affiliate Credit Enhancement that is related, directly or indirectly, to an Affiliate of GS becoming subject to receivership, insolvency, liquidation, resolution, or similar proceeding (an “Insolvency Proceeding”), except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and (B) nothing in this Confirmation shall prohibit the transfer of any Affiliate Credit Enhancement, any interest or obligation in or under such Affiliate Credit Enhancement, or any property securing such Affiliate Credit Enhancement, to a transferee upon or following an Affiliate of GS becoming subject to an Insolvency Proceeding, unless the transfer would result in Counterparty being the beneficiary of such Affiliate Credit Enhancement in violation of any law applicable to the Counterparty. After an Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted under this Confirmation.
     (iii)     If Counterparty has previously adhered to, or subsequently adheres to, the ISDA 2018 U.S. Resolution Stay Protocol as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of such protocol shall be incorporated into and form a part of this Confirmation and the terms of the ISDA U.S. Protocol shall supersede and replace the terms of this Section 23. For purposes of incorporating the ISDA U.S. Protocol, GS shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party, and this Confirmation shall be deemed to be a Protocol Covered Agreement. Capitalized terms used but not defined in this clause (iii) shall have the meanings given to them in the ISDA U.S. Protocol.
     (iv)     GS and Counterparty agree that to the extent there are any outstanding “in-scope QFCs,” as defined in 12 C.F.R. § 252.82(d), that are not excluded under 12 C.F.R. § 252.88, between GS and Counterparty that do not otherwise comply with the requirements of 12 C.F.R. § 252.2, 252.81–8 (each such agreement, a “Preexisting In-Scope Agreement”), then each such Preexisting In-Scope Agreement is hereby amended to include the foregoing provisions in this Section 23, with references to “this Confirmation” being understood to be references to the applicable Preexisting In-Scope Agreement.

For purposes of this Section 23:
“Affiliate” is defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Confirmation” means this Confirmation together with the Security Agreement and any other Credit Support Document.
“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of GS under or with respect to this Confirmation, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.
24.     Recovery and Resolution. Each party acknowledges and accepts that the provisions regarding the temporary suspension of termination rights and other contractual rights pursuant to Sections 66a, 82 to 84, 144(3), and 169(5) numbers 3 and 4 of the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz), as amended from time to time, may be applied to any relevant liability (Verbindlichkeit) of GSBE, and any affiliated entity (gruppenangehöriges Unternehmen) of GSBE, each as defined in Section 60a of the German Recovery and Resolution Act, as amended from time to time, and acknowledges and accepts a suspension of termination rights and other contractual rights pursuant to Sections 66a, 82 to 84, 144(3) and 169(5) numbers 3 and 4 of the German Recovery and Resolution Act, as amended from time to time, which may be applied to the liabilities of GSBE and any affiliated entity of GSBE. Each party recognizes that they are bound by the effect of an application of the powers under the provisions referenced in this clause and by the effect of Section 144 of the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz), as amended from time to time. The parties acknowledge and accept that this clause is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understandings between the parties relating to the subject matter of this clause.
25.     ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. Both parties agree that the amendments set out in the Attachment to the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on 19 July 2013 and available on the ISDA website (www.isda.org) (the “2013 Protocol”) shall be made to the Agreement. In respect of the Attachment to the 2013 Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Confirmation (and references to “such party's Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be  references to the date of this Confirmation. For the purposes of this Confirmation:

     (a)     Portfolio reconciliation process status.  Each party confirms its status as follows:
GS:          Portfolio Data Sending Entity
Counterparty:     Portfolio Data Receiving Entity
     (b)     Local Business Days.  Each party specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it:
GS:          Frankfurt, Germany
Counterparty:     Marseille, France

     (c)     Notice. Unless otherwise agreed between the parties in writing:
GS agrees to deliver the following items to Counterparty at the contact details shown below:
Portfolio Data:  HO.MSIRAT@cma-cgm.com; HO.GHECKETSWEILER@cma-cgm.com
With copy to: ho.finance_backoffice@cma-cgm.com

Notice of a discrepancy: HO.MSIRAT@cma-cgm.com; HO.GHECKETSWEILER@cma-cgm.com
With copy to: ho.finance_backoffice@cma-cgm.com

Dispute Notice: HO.MSIRAT@cma-cgm.com; HO.GHECKETSWEILER@cma-cgm.com
With copy to: ho.finance_backoffice@cma-cgm.com

Counterparty agrees to deliver the following items to GS at the contact details shown below:
Notice of a discrepancy: portfolio.reconciliation@gs.com
Dispute Notice: portfolio.reconciliation@gs.com
Any notice given by email in accordance with this provision, will be deemed effective.
     (d)     Use of an agent and third party service provider. For the purposes of Part I(3) of the 2013 Protocol:
GS: Without prejudice to Part I(3)(a) of the 2013 Protocol, GS appoints Goldman Sachs Services Private Limited and Goldman Sachs & Co. LLC to each act as its agent.
26.     ISDA 2013 EMIR Non-Financial Counterparty (NFC) Representation.

Counterparty represents to GS that it is a non-financial counterparty that does not meet the conditions set out in the second subparagraph of Article 10(1) of Regulation (EU) No 648/2012 (as amended and/or supplemented, including, for the avoidance of doubt, by Regulation (EU) 2019/834 of the European Parliament and of the Council of 20 May 2019).
27.     Designation by GS.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing GS to sell or deliver any Shares or other securities to Counterparty, GS may designate any of its affiliates to sell or deliver such shares or other securities and otherwise to perform GS’s obligations in respect of the Transaction hereunder and any such designee may assume such obligations.  GS shall be discharged of its obligations to Counterparty to the extent of any such performance.
[Signature page follows.]

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS) correctly sets forth the terms of the agreement between GS and Counterparty with respect to this Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to GS.
Yours faithfully,
GOLDMAN SACHS BANK EUROPE SE

By: /s/ David Sprake
Name: David Sprake
Title: Managing Director

GOLDMAN SACHS BANK EUROPE SE

By: /s/ Rafael Kellerman
Name: Rafael Kellerman
Title: Executive Director

Agreed and Accepted By:
CMA CGM S.A.

By:  /s/ Michel Sirat
Name: Michel Sirat
Title: EVP and Group CFO